EXHIBIT 99.2

Trimble Navigation Limited 935 Stewart Drive Sunnyvale, CA 94085 +1 408.481.8000 +1 408.481.8488 fax

NEWS RELEASE

Contacts:	Willa McManmon Investors 408-481-7838 willa_mcmanmon@trimble.com	Lea Ann McNabb Media 408-481-7808 leaann_mcnabb@trimble.com

Trimble to Acquire North American Trucking Industry Enterprise Software Leader
TMW Systems, Expanding Transportation and Logistics Reach

SUNNYVALE, Calif., Aug. 27, 2012 – Trimble (NASDAQ: TRMB) announced today that it has entered into a definitive agreement to acquire privately-held TMW Systems, Inc., a leading provider of enterprise software to transportation and logistics (T&L) companies. TMW’s transportation software platform serves as a central hub from which the core operations of transportation organizations are managed, data is stored and analyzed, and mission critical business processes are automated. The company’s software capability spans the entire surface transportation lifecycle, delivering visibility, control and decision support for the intricate relationships and complex processes involved in the movement of freight. TMW’s enterprise software currently integrates with Trimble’s T&L solutions on many fleets and when combined will jointly serve more than 3,000 fleets around the world. TMW Systems is based in Beachwood, OH and has 500 employees. It will be reported within Trimble’s Mobile Solutions segment.

“Trimble’s global presence will provide a strong channel for extending TMW’s reach and scope, beyond its leading position in North America,” said David Wangler TMW’s president and chief executive officer. “Together, our complementary technologies can deliver exceptional return on information that improves our customers’ operational efficiencies and allows them to deliver superior customer service. We look forward to becoming a part of Trimble and providing our customers a comprehensive and integrated end-to-end solution for transportation management.”

“This highly synergistic combination provides the potential for creating uniquely innovative solutions for the customer.    In addition to a shared market vision focused on customer value, TMW brings a history of robust double digit growth, invention and strong financial performance,” said Ron Konezny, general manager of Trimble’s T&L Division. “With more fleets deploying information-based solutions to improve business performance, the tight integration enabled by this transaction can offer a more comprehensive and seamless solution, enabling a continuous flow of information between customer, shipper, carrier and driver.”

Financial Terms

The all cash purchase price of $335 million will be financed through Trimble’s existing credit facility. The facility has terms and conditions for draw-downs that are typical in financing of this kind. A detailed description of the credit agreement can be found in Trimble’s current report on Form 8-K filed with the SEC on May 9, 2011. The transaction is expected to close in the fourth quarter of 2012, subject to customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

TMW’s reported trailing twelve month revenue is approximately $96 million. The transaction is expected to be slightly dilutive to Trimble’s fourth quarter non-GAAP earnings per share by $0.01 to $0.03 per share, due to the impact of a one-time, non-cash write-down on a portion of TMW System’s deferred revenue. Trimble expects the acquisition to be accretive to its 2013 non-GAAP earnings per share by $0.12 to $0.14 per share.

For a more detailed discussion of the terms of the acquisition see Trimble’s Form 8-K filed with the SEC on Aug. 27, 2012.

About TMW Systems

TMW Systems is a leading provider of enterprise software to transportation and logistics companies. TMW's solutions address every aspect of for-hire and not-for-hire, asset and non-asset based operations. Customers include for-hire fleets, brokers, 3PLs and private fleets along with heavy-duty vehicle service centers. With offices in Cleveland, Dallas, Indianapolis, Nashville, Oklahoma City, Raleigh, and Vancouver, TMW currently serves more than 2,000 customers managing over 500,000 power units and maintaining more than 1.7 million assets worldwide, including North America, Europe, China and Latin America. For more information, visit http://www.tmwsystems.com or call (800) 401-6682.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location: including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information, visit:  www.trimble.com.

This press release contains forward-looking statements regarding the business operations and prospects of Trimble, including the timing and funding of the TMW acquisition,  and its impact on Trimble's financial results. These forward-looking statements are subject to change, and actual results may materially differ due to certain risks and uncertainties. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to (i) realizing the anticipated benefits of the acquisition of TMW, (ii) successfully completing the acquisition of TMW, (iii) Trimble's ability to successfully integrate TMW’s products and services and (iv) the risks and uncertainties associated with unexpected expenditures or assumed liabilities that may be incurred as a result of the acquisition and retaining key TMW personnel and customers. Any failure to achieve predicted results could negatively impact Trimble's revenues, cash flow from operations, and other financial results. Trimble's financial results will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form I0-Q and its annual report on Form I0-K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect Trimble's position as of the date of this release. Trimble expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in Trimble's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB